PRODUCT SUPPLEMENT NO. TB-1               REGISTRATION STATEMENT NO. 333-137215
DATED JULY 2, 2008                                               RULE 424(B)(5)
TO PROSPECTUS DATED SEPTEMBER 8, 2006

                                                                     [GRAPHIC]

HARTFORD LIFE INSURANCE COMPANY
PRINCIPAL PROTECTED MEDIUM-TERM NOTES LINKED TO A BASKET CONSISTING OF THE DOW JONES EURO STOXX 50(R) INDEX, THE NIKKEI(R) 225 INDEX AND THE S&P 500(R) INDEX

GENERAL

     o Hartford Life Insurance Company may offer and sell from time to time principal protected, medium-term, indexed notes, the return on which is linked to a Basket consisting of the equity indices, as described below (herein, "notes"). This product supplement describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus. The specific terms of your notes will be contained in a pricing supplement. A copy of that pricing supplement will be provided to you along with a copy of this product supplement. That pricing supplement also may add to, update, supplement or clarify information in this product supplement or the prospectus. You should carefully review such additional, updated, supplemental or clarifying information contained in the pricing supplement. To the extent of conflicts between this product supplement and prospectus, this product supplement governs and to the extent of conflicts between a pricing supplement and this product supplement or the prospectus, the pricing supplement governs.

     o You will receive 100% of the principal amount of your notes at maturity and you may receive a Supplemental Payment described below.

     o If specified in the applicable pricing supplement, we will pay interest on the notes.

     o Payment is linked to a Basket consisting of some or all of the following components: the Dow Jones EURO STOXX 50(R) Index, the Nikkei(R) 225 Index and the S&P 500(R) Index (a "Basket"), as described below.

     o The amount of the Supplemental Payment, if any, will be based primarily on the performance of the Basket over the term of your notes (the "Basket Return"), and the specific terms of the notes as set forth in the applicable pricing supplement.

     o For information about tax considerations relating to an investment in the notes (including the requirement that, regardless of your method of tax accounting, you may have to report income currently, regardless of when or if a corresponding amount of cash is received), see "Additional Material United States Federal Income Tax
        Considerations" beginning on page PS-29.

     o Investing in the notes is not equivalent to investing in the Basket, any of the Basket Indexes or any of the underlying stocks that comprise the Basket Indexes (herein, "Component Stocks").

     o The notes will not be listed on any securities exchange unless otherwise specified in the applicable pricing supplement.

     o Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable pricing supplement.

KEY TERMS

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Basket:                                                        Unless otherwise specified in the applicable pricing
                                                               supplement, the Basket will be composed of the Dow Jones
                                                               EURO STOXX 50(R) Index, the Nikkei(R) 225 Index and the S&P
                                                               500(R) Index with the weightings specified in the applicable pricing supplement (each, a "Basket Index," and
                                                               collectively, the "Basket Indexes").

Basket Return:                                                 Unless otherwise specified in the applicable pricing
                                                               supplement, on each Basket Valuation Date, the Calculation
                                                               Agent will determine the Basket Return as follows:

                                                                         Ending Basket Level - Initial Basket Level
                                                                         ------------------------------------------
                                                                                    Initial Basket Level

Nikkei Index:                                                  The Nikkei(R) 225 Index (the "Nikkei Index") as published by
                                                               Nikkei Inc. ("Nikkei"). The Nikkei Index does not include
                                                               ordinary dividends. "Nikkei" is a trademark of Nikkei Inc.
                                                               and is licensed for our use. The notes are not sponsored,
                                                               endorsed, sold or promoted by Nikkei. Nikkei makes no
                                                               representations regarding the advisability of investing in the notes.

S&P Index:                                                     The S&P 500(R) Index (the "S&P Index") as published by
                                                               Standard and Poor's, a division of The McGraw-Hill
                                                               Companies, Inc. ("S&P" or "Standard & Poor"). The S&P Index,
                                                               as published by S&P, does not include ordinary dividends.
                                                               The notes are not sponsored, endorsed, sold or promoted by
                                                               S&P. S&P makes no representations regarding the advisability of investing in the notes.

STOXX Index:                                                   The Dow Jones EURO STOXX 50(R) Index (the "STOXX Index"), as
                                                               published by STOXX Limited, a joint venture between Deutsche
                                                               Borse AG, Dow Jones & Company and SWX Swiss Exchange
                                                               ("STOXX"). The STOXX Index, as calculated by STOXX, does not include ordinary dividends. The STOXX Index is the
                                                               intellectual property (including registered trademarks) of
                                                               STOXX and is licensed for our use. The notes are not
                                                               sponsored, endorsed, sold or promoted by STOXX, or by any of its joint ventures. STOXX makes no representations regarding the advisability of investing in the notes.

Index Return:                                                  On each Basket Valuation Date, the Calculation Agent will
                                                               determine the Nikkei Return, the S&P Return and the STOXX
                                                               Return, each an "Index Return". Unless otherwise specified in the applicable pricing supplement, each Index Return will be calculated as follows:

                                                                          Ending Index Level - Initial Index Level
                                                                          ----------------------------------------
                                                                                    Initial Index Level

Ending Index Level:                                            For each Basket Index, the closing level of such index on
                                                               the Basket Valuation Date, as determined by the Calculation
                                                               Agent.

Initial Index Level:                                           For each Basket Index, the closing level of such index as of the Trade Date (as specified in the applicable pricing
                                                               supplement).

Payment at Maturity:                                           Unless otherwise specified in the applicable pricing
                                                               supplement, at maturity you will receive a cash payment for each $1,000 principal amount of your notes of $1,000 plus
                                                               the Supplemental Payment. The Supplemental Payment may be
                                                               zero or may equal the Minimum Supplemental Payment, if
                                                               applicable.

Supplemental Payment:                                          The Supplemental Payment per $1,000 principal amount of your notes paid at maturity will equal, unless otherwise
                                                               specified in the applicable pricing supplement, (i) $1,000 x the Basket Return x the Participation Rate minus (ii) the
                                                               Off-Set Amount, if any; PROVIDED that the Supplemental
                                                               Payment will not be



                                                               less than zero or the Minimum Supplemental Payment, if
                                                               applicable or greater than the Maximum Supplemental Payment, if applicable.

Minimum Supplemental Payment:                                  If the applicable pricing supplement includes a Minimum
                                                               Supplemental Payment amount, the Supplemental Payment per
                                                               $1,000 principal amount of notes will equal at least the
                                                               amount specified as the Minimum Supplemental Payment (per
                                                               $1,000 principal amount of notes).

Maximum Supplemental Payment:                                  If the applicable pricing supplement includes a Maximum
                                                               Supplemental Payment amount, the Supplemental Payment per
                                                               $1,000 principal amount of notes will equal no more than the amount specified as the Maximum Supplemental Payment (per
                                                               $1,000 principal amount of notes).

Initial Basket Level:                                          The Basket Closing Level on the Trade Date (as specified in the applicable pricing supplement) or such other date or
                                                               dates as specified in the applicable pricing supplement.

Ending Basket Level:                                           The Basket Closing Level on the Basket Valuation Date, or
                                                               the arithmetic average of the Basket Closing Levels on the
                                                               Basket Valuation Dates, as specified in the applicable
                                                               pricing supplement.

Basket Closing Level:                                          Unless otherwise specified in the applicable pricing
                                                               supplement, the Basket Closing Level on any Trading Day
                                                               (defined below) will be calculated as follows:

                                                                100 x [1 + (Nikkei Return * Nikkei Weighting) + (S&P Return
                                                                   * S&P Weighting) + (STOXX Return * STOXX Weighting)].

                                                               Unless otherwise specified in the applicable pricing
                                                               supplement, on any trading date, each of the STOXX Return, the Nikkei Return and the S&P Return reflects the
                                                               performance of the respective Basket Index, expressed as a percentage, from the relevant initial index level to the
                                                               relevant index closing level on such trading date.

                                                               The STOXX Weighting, the Nikkei Weighting and the S&P
                                                               Weighting (each, an "Index Weighting," and collectively, the
                                                               "Index Weightings") are the respective weights of each of
                                                               the Basket Index in the Basket as specified in the
                                                               applicable pricing supplement.

                                                               The applicable pricing supplement will specify either (i)
                                                               the weight of each Basket Index in the Basket, which will be fixed for the term of the notes, or (ii) the manner in which the weight of each Basket Index will be determined. For
                                                               example, if the relevant pricing supplement specifies that the S&P Index is weighted to compose 18% of the value of the
                                                               Basket, the S&P Weighting is 18%. Alternatively, the
                                                               applicable pricing supplement may specify that, for a Basket consisting of the S&P Index and the Nikkei Index, the Basket
                                                               Index with the greater Index Return will make up 70% of the value of the Basket, and the Basket Index with the lesser
                                                               Index Return will make up 30% of the value of the Basket.
                                                               The Basket may consist of fewer than all three Basket
                                                               Indexes, in which case the weight of each Basket Index not included in the Basket will be deemed to be 0%. In certain cases, only one Basket Index may compose the entire Basket.
                                                               If there is only one Basket Index that Basket Index will be weighted 100% of the Basket and the remaining Basket Indexes will each be weighted as 0% of the Basket. For additional
                                                               information, see "Description of Notes--Payment at
                                                               Maturity."

Basket Valuation Date(s):                                      The Basket Closing Level will be calculated either on a
                                                               single date, or on several dates, as specified in the
                                                               applicable pricing supplement. Any Basket Valuation Date is subject to postponement in the event of certain Market
                                                               Disruption Events and as described under "Description of
                                                               Notes--Payment at Maturity."


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Participation Rate:                                            The amount set forth in the applicable pricing supplement.

Maturity Date:                                                 The stated maturity date specified in the applicable pricing supplement subject to the business day convention. The
                                                               maturity date of the notes is subject to postponement in the event of certain Market Disruption Events and as described under "Description of Notes--Supplemental Payment at
                                                               Maturity."

Off-Set Amount:                                                If specified in the applicable pricing supplement, the
                                                               amount by which any Supplemental Payment will be reduced.

Periodic Interest Payments:                                    If specified in the applicable pricing supplement, we will pay interest on your notes.

   INVESTING IN THE PRINCIPAL PROTECTED MEDIUM-TERM NOTES INVOLVES A NUMBER OF RISKS. SEE "ADDITIONAL RISK FACTORS" BEGINNING ON PAGE PS-11 OF THIS PRODUCT SUPPLEMENT AND "RISK FACTORS" BEGINNING ON PAGE 7 OF THE ACCOMPANYING PROSPECTUS.

   NONE OF THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), ANY STATE SECURITIES COMMISSION NOR ANY STATE INSURANCE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRODUCT SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY RELATED PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Product Supplement dated July 2, 2008

                              TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    ----

DESCRIPTION OF THE NOTES........................................................................................   PS-5
ADDITIONAL RISK FACTORS.........................................................................................   PS-11
THE DOW JONES EURO STOXX 50(R) INDEX............................................................................   PS-16
THE NIKKEI(R) 225 INDEX.........................................................................................   PS-21
THE S&P 500(R) INDEX............................................................................................   PS-24
ADDITIONAL MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.............................................   PS-29
PLAN OF DISTRIBUTION............................................................................................   PS-31
ERISA CONSIDERATIONS............................................................................................   PS-31

   In making your investment decision, you should rely only on the information contained or incorporated by reference in this product supplement, the prospectus and the applicable pricing supplement. We have not authorized anyone to give you any additional or different information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any Agent is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this product supplement, the prospectus and the applicable pricing supplement, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of its respective date.
Our business, financial condition, results of operations and prospects may have changed since that date.

   In this product supplement and the accompanying prospectus, "we," "us" and "our" refer to Hartford Life Insurance Company, a life insurance company organized under the laws of Connecticut, unless the context requires otherwise.

   The notes described in the applicable pricing supplement and this product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The applicable pricing supplement, this product supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

                           DESCRIPTION OF THE NOTES

   THE FOLLOWING DESCRIPTION OF THE TERMS OF THE NOTES SUPPLEMENTS THE DESCRIPTION OF THE GENERAL TERMS OF THE NOTES SET FORTH UNDER THE HEADINGS "DESCRIPTION OF THE NOTES" IN THE ACCOMPANYING PROSPECTUS. A SEPARATE PRICING SUPPLEMENT WILL DESCRIBE THE TERMS THAT APPLY SPECIFICALLY TO AN OFFERING OF THE NOTES, INCLUDING ANY CHANGES TO THE TERMS SPECIFIED BELOW. CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS PRODUCT SUPPLEMENT HAVE THE MEANINGS ASSIGNED IN THE ACCOMPANYING PROSPECTUS. FOR THE PURPOSES OF THIS PRODUCT SUPPLEMENT AND EACH PRICING SUPPLEMENT, THE TERM "NOTE" REFERS TO EACH $1,000 PRINCIPAL AMOUNT OF OUR PRINCIPAL PROTECTED MEDIUM-TERM NOTES LINKED TO A BASKET CONSISTING OF THE EQUITY INDICES SPECIFIED AS BASKET INDEXES IN THE APPLICABLE PRICING SUPPLEMENT.

GENERAL

   The notes are direct, unsecured, senior obligations of Hartford Life Insurance Company the return of which is linked to the performance of a Basket consisting of the equity indices specified as Basket Indexes in the applicable pricing supplement. The notes will be issued by Hartford Life Insurance Company under an indenture dated September 8, 2006, as may be amended or supplemented from time to time, between us and The Bank of New York Mellon Trust Company, N.A., as successor indenture trustee to JPMorgan Chase Bank, N.A. (the "trustee"). The notes will all have a stated maturity that is more than one year from their date of issuance.

   If specified in the applicable pricing supplement, the notes may pay interest at a fixed rate prior to maturity. We will pay you at maturity the principal amount of $1,000 for each $1,000 principal amount of the notes and, if specified in the applicable pricing supplement, accrued and unpaid interest. In addition, at maturity, you may receive a Supplemental Payment, calculated as set out below.

SUPPLEMENTAL PAYMENT AT MATURITY

   The return on your notes will be linked to the performance of the Basket Indexes during the life of the notes. The maturity date for the notes will be set forth in the applicable pricing supplement and is subject to adjustment as described under "Description of the Notes--General--Business Day" in the accompanying prospectus and if the final Basket Valuation Date is postponed as described below under "Basket Valuation Date(s)". We will specify, in the applicable pricing supplement, the Participation Rate, any Minimum Supplemental Payment, any Maximum Supplemental Payment and any other applicable terms.

   At maturity you may receive, in addition to the principal amount of your note, a Supplemental Payment as described below. This amount may be zero unless a Minimum Supplemental Payment applies and will be no more than the Maximum Supplemental Payment, if any. The stated maturity date will be specified in the applicable pricing supplement. If the stated maturity date (as specified in the applicable pricing supplement) is not a business day, then the maturity date will be the next succeeding business day following such stated maturity date, but no additional interest will accrue or be payable as a result of the delayed payment. If, due to a Market Disruption Event or otherwise, the final Basket Valuation Date is postponed so that it falls less than three business days prior to the stated maturity date or after the stated maturity date, the maturity date will be the third business day following the final Basket Valuation Date, as postponed, unless otherwise specified in the applicable pricing supplement. We describe Market Disruption Events under "Market Disruption Events."

   The "Supplemental Payment" per $1,000 principal amount paid at maturity will equal, unless otherwise specified in the applicable pricing supplement,
(i) $1,000 x the Basket Return x the Participation Rate; minus (ii) any Off-Set Amount (as defined below); PROVIDED that the Supplemental Payment will not be less than zero or the Minimum Supplemental Payment, if applicable, or greater than the Maximum Supplemental Payment, if applicable.

   The "Participation Rate" will be a percentage, which may be more or less than 100%, specified in the applicable pricing supplement.

   The "Off-Set Amount", if any, is specified in the applicable pricing supplement, and reduces the amount of the Supplemental Payment. The Off-Set Amount will be expressed either as a dollar amount per $1,000 of principal or as a percentage of your notes' principal amount. The Off-Set Amount may or may not relate to any periodic interest payable on your notes prior to maturity.

   The "Minimum Supplemental Payment," if applicable, will be expressed either as a fixed dollar amount per $1,000 of principal or as a percentage of your notes' principal amount, as specified in the applicable pricing supplement.

   The "Maximum Supplemental Payment," if applicable, will be expressed either as a fixed dollar amount per $1,000 of principal or as a percentage of your notes' principal amount, as specified in the applicable pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, the "Basket Return," as calculated by the Calculation Agent, is the percentage change in the closing level of the Basket calculated by comparing (i) the Basket Closing Level on the Basket Valuation Date, or the arithmetic average of the Basket Closing Levels on the Basket Valuation Dates, or such other date or dates as specified in the applicable pricing supplement (the "Ending Basket Level"), to (ii) the Basket Closing Level on the Trade Date, or such other date or dates as specified in the applicable pricing supplement (the "Initial Basket Level"). The applicable pricing supplement will specify the Initial Basket Level and the manner in which the Ending Basket Level is determined. The Basket Return, unless otherwise specified in the applicable pricing supplement, is calculated as follows:

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            Basket Return =   Ending Basket Level - Initial Basket Level
                              ------------------------------------------
                                       Initial Basket Level

   Unless otherwise specified in the applicable pricing supplement, the "Initial Basket Level" will be set equal to 100 on the pricing date, or such other date as specified in the applicable pricing supplement, or, if the Basket consists of a single Basket Index, the closing level of the Basket Index on the pricing date or such other date as specified in the applicable pricing supplement. The "Ending Basket Level" is equal to the Basket Closing Level on the Basket Valuation Date, or the arithmetic average of the Basket Closing Levels on the Basket Valuation Dates, or such other dates as specified in the applicable pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, the "Basket Closing Level" on any Trading Day will be calculated as follows:

100 x [1 + (Nikkei Return * Nikkei Weighting) + (S&P Return * S&P  Weighting) +
                      (STOXX Return * STOXX Weighting)]

   Unless otherwise specified in the applicable pricing supplement, on any Trading Day, each Index Return reflects the performance of the respective Basket Index, expressed as a percentage, from the relevant Initial Index Level to the relevant Ending Index Level on such Trading Day.

   The applicable pricing supplement will specify either (i) the weight of each Basket Index in the Basket, which will be fixed for the term of the notes, or (ii) the manner in which the weight of each Basket Index will be determined. For example, if the applicable pricing supplement specifies that the S&P Index is weighted to compose 18% of the value of the Basket, the S&P Index weighting is 18%. Alternatively, the applicable pricing supplement may specify that, for a Basket consisting of the S&P Index and the Nikkei Index, the Basket Index with the greater Index Return will make up 70% of the value of the Basket, and the Basket Index with the lesser Index Return will make up 30% of the value of the Basket. The Basket may consist of fewer than all three Basket Indexes, in which case the weight of each Basket Index not included in the Basket will be deemed to be 0%. In certain cases, only one Basket Index may compose the entire Basket. If there is only one Basket Index, that Basket Index will be weighted as 100% of the Basket and the remaining Basket Indexes will each be weighted as 0% of the Basket.

   On any Trading Day (as defined below), the Index Return for each of the Basket Index is calculated as follows, unless otherwise specified in the applicable pricing supplement:


        Index Return =   Ending Index Level - Initial Index Level
                         ----------------------------------------
                                  Initial Index Level

   A "Trading Day" is, unless otherwise specified in the applicable pricing supplement, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchanges (as defined below) for securities underlying such Basket Index or the relevant successor index.

   The "Basket Valuation Date(s)" will be a single date, or several dates, in either case, as specified in the applicable pricing supplement.

   If a Basket Valuation Date is not a Trading Day, the applicable Basket Valuation Date will be postponed to the immediately succeeding Trading Day. Further, if there is a Market Disruption Event on a day that otherwise would be an Basket Valuation Date, the applicable Basket Valuation Date will be postponed to the next succeeding Trading Day, during which no Market Disruption Event shall have occurred or is continuing; PROVIDED, however, that under no circumstance will the Basket Closing Level be determined on a date later than the eighth scheduled Trading Day after the final Basket Valuation Date. If such eighth day is not a Trading Day, or if there is a Market Disruption Event on such day, the Calculation Agent will determine the Basket Closing Level on such day in accordance with the formula for and method of calculating the Basket Closing Level last in effect prior to commencement of the Market Disruption Event (or prior to the non-trading day), using the closing price of each security most recently constituting the Basket. If trading in the relevant securities has been materially suspended or materially limited, the Calculation Agent's good faith estimate of the closing price for such securities that would have prevailed on such eighth day, but for such suspension or limitation or non-trading day, will be used).

EXAMPLES OF SUPPLEMENTAL PAYMENT AMOUNT DETERMINATION

   The Supplemental Payment depends on the Ending Basket Level on the Basket Valuation Date(s) and, as specified in the applicable pricing supplement, the Participation Rate and the Off-Set Amount, if applicable. Because the Ending Basket Level may be subject to different weighting combinations over the term of the notes, it is not practical to present a chart or table illustrating a complete range of possible payments on the Maturity Date. The examples of HYPOTHETICAL payment calculations that follow are intended to illustrate the effect of general trends in the level of the Basket on the Supplemental Payment payable at maturity for $1,000 principal amount of the notes on the dates and using the variables as stated. Because these examples are based on HYPOTHETICAL assumptions, such as the hypothetical specific Ending Basket Level on the Basket Valuation Date(s), which may not reflect the actual performance of the Basket during the term of the notes, the returns set forth in the tables may not reflect the actual returns. Each of the HYPOTHETICAL examples is based upon a Participation Rate of 90%. The formula to calculate the Supplemental Payment is as follows:

       Supplemental Payment = Principal Amount * [(Basket Return * Participation Rate) - Off-Set Amount],

       subject to any Maximum or Minimum Supplemental Payment per $1,000 principal amount of notes that is specified in the applicable pricing supplement.

If the above formula results in a negative number, there is no Supplemental Payment and you will receive a payment equal to the principal amount of your note. This formula is illustrated by the following examples:

EXAMPLE 1 -- The hypothetical Ending Basket Level is 50% of the hypothetical Initial Basket Level (No Off-Set Amount, Minimum Supplemental Payment, or Maximum Supplemental Payment):


Hypothetical Initial Basket Level:                 100.00
Hypothetical Ending Basket Level:                   50.00


$1,000  x  [(( 50 - 100 )  x 90% )  - 0%]    =   -$450.00
              --------
                100

As the formula results in a negative number, there is no Supplemental
Payment.

EXAMPLE 2 -- The hypothetical Ending Basket Level is 120% of the hypothetical Initial Basket Level (No Off-Set Amount, Minimum Supplemental Payment, or Maximum Supplemental Payment):


Hypothetical Initial Basket Level:                 100.00
Hypothetical Ending Basket Level:                  120.00

$1,000 x  [(( 120 - 100 )  x 90% )  - 0%]    =    $180.00
              ---------
                100

The Supplemental Payment is $180.00.

EXAMPLE 3 -- The hypothetical Ending Basket Level is 110% of the hypothetical Initial Basket Level and the Minimum Supplemental Payment per $1,000 principal amount of notes is $200.00 (No Off-Set Amount or Maximum Supplemental Payment):


Hypothetical Initial Basket Level:                 100.00
Hypothetical Ending Basket Level:                  110.00

$1,000 x  [(( 110 - 100 ) x 90% )   - 0%]    =     $90.00
              ---------
                100

As the $90.00 resulting from the formula is less than the Minimum
Supplemental Payment of $200.00 per $1,000 principal amount of notes, the Supplemental Payment is $200.00.

EXAMPLE 4 -- The hypothetical Ending Basket Level is 150% of the hypothetical Initial Basket Level and the Maximum Supplemental Payment per $1,000 principal amount of notes is $400.00 (No Off-Set Amount or Minimum Supplemental Payment):


Hypothetical Initial Basket Level:                 100.00
Hypothetical Ending Basket Level:                  150.00


$1,000 x  [(( 150 - 100 ) x 90% )   - 0%]    =    $450.00
              ---------
                 100

As the $450.00 resulting from the formula exceeds the Maximum Supplemental Payment of $400.00 per $1,000 principal amount of notes, the Supplemental Payment is $400.00.

EXAMPLE 5 -- The hypothetical Ending Basket Level is 150% of the hypothetical Initial Basket Level and the Off-Set Amount is 10% (No Minimum Supplemental Payment or Maximum Supplemental Payment):


Hypothetical Initial Basket Level:                 100.00
Hypothetical Ending Basket Level:                  150.00

$1,000 x  [(( 150 - 100 ) x 90% )  - 10%]    =    $350.00
              ---------
                100

After adjusting for the 10% Off-Set Amount, the Supplemental Payment is
$350.00.

PERIODIC INTEREST PAYMENTS AND MATURITY DATE

   If the applicable pricing supplement specifies that the notes will bear interest, the notes will bear interest at the rate per annum, or such other rate or rates, as specified in such pricing supplement and in accordance with the terms of the accompanying prospectus. No such interest shall accrue on any Supplemental Payment. If the maturity date is adjusted as the result of a Market Disruption Event or otherwise, the payment of interest due on the maturity date will be made on the maturity date as adjusted, with the same force and effect as if the maturity date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment.

CALCULATION AGENT

   The Calculation Agent will be as specified in the applicable pricing supplement. The Calculation Agent will determine, among other things, the Initial Basket Level, the Ending Basket Level, the Basket Return, the Ending Index Level, the Index Return, the amount of any Supplemental Payment and the Basket Closing Level on any Basket Valuation Date, whether the Ending Basket Level is equal to or greater than the Initial Basket Level and, if the notes bear interest at a floating rate, the Calculation Agent (or such other party as set forth in the applicable pricing supplement) will determine such rate in accordance with the accompanying prospectus. In addition, the Calculation Agent will determine whether there has been a Market Disruption Event or a discontinuation of a Basket Index and whether there has been a material change in the method of calculation of a Basket Index. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and on us. We may appoint a different Calculation Agent, including us or our affiliates, from time to time after the date of the applicable pricing supplement without your consent and without notifying you.

   All calculations with respect to the Initial Basket Level, the Ending Basket Level, the Basket Return, the Ending Index Level, the Index Return, or any Basket Closing Level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the Supplemental Payment payable at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

MARKET DISRUPTION EVENTS

   Certain events may prevent the Calculation Agent from calculating the closing level of a Basket Index on any Basket Valuation Date, the Basket Closing Level on any Basket Valuation Date and consequently the Basket Return and the Supplemental Payment, if any, that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a "Market Disruption Event."

   With respect to each Basket Index or any relevant successor index, a "Market Disruption Event," unless otherwise specified in the applicable pricing supplement, means:

     o a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the stocks which then comprise such Basket Index (or any successor index) on the Relevant Exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchange; or

     o a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the stocks which then comprise such Basket Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

     o a suspension, absence or material limitation of trading on the primary securities exchange or market, as determined by the Calculation Agent for trading in futures or options contracts or exchange traded funds related to such Basket Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or

     o a decision to permanently discontinue trading in the relevant futures or options contracts; or

     o a suspension, absence, limitation, cancellation or repudiation of trading for more than two hours of trading, or during the one-half hour period preceding the close of trading on the Relevant Exchange in 20% or more of any options contracts relating to stocks which then comprise 20% or more of the value of such Basket Index.

in each case as determined by the Calculation Agent in its sole discretion;
and

     o with respect to any series of notes, the Calculation Agent's determination, in its sole discretion, that the event(s) described above materially interfered with our ability or the ability of any of our affiliates or any hedging counterparty of ours or of our affiliates to adjust or unwind all or a material portion of any hedge with respect to such series of notes.

   For purposes of determining whether a Market Disruption Event with respect to a Basket Index (or the relevant successor index) exists at any time, if trading in the security included in such Basket Index (or the relevant successor index) is materially suspended or materially limited then the relevant percentage contribution of that security to the level of such Basket Index (or the relevant successor index) will be based on a comparison of:

     o the portion of the level of such Basket Index (or the relevant successor index) attributable to that security relative to

     o the overall level of such Basket Index (or the relevant successor index),

in each case immediately before the suspension or limitation.

   For purposes of determining whether a Market Disruption Event with respect to a Basket Index (or the relevant successor index) has occurred, unless otherwise specified in the applicable pricing supplement:

     o a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, or the primary exchange or market for trading in futures or options contracts related to such Basket Index (or the relevant successor index);

     o limitations pursuant to the rules of any Relevant Exchange that are similar to New York Stock Exchange ("NYSE") Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent, in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

     o a suspension of trading in futures or options contracts on such Basket Index (or the relevant successor index) by the primary securities market trading in such contracts by reason of

        o  a price change exceeding limits set by such exchange or market,

        o  an imbalance of orders relating to such contracts, or

        o  a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Basket Index (or the relevant successor index); and

     o a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to such Basket Index (or the relevant successor index) are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

   "Relevant Exchange" means, with respect to each Basket Index or the relevant successor index, the primary exchange or market for trading of any security (or any combination thereof) then included in such Basket Index or such successor index, as applicable.

ALTERNATE SUPPLEMENTAL PAYMENT CALCULATION IN CASE OF AN EVENT OF DEFAULT

   Unless otherwise specified in the applicable pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per each $1,000 principal amount of the notes upon any acceleration of the notes will be equal to $1,000 plus the Supplemental Payment, which will be calculated as if the date of acceleration were the final Basket Valuation Date, plus, if applicable, any accrued and unpaid interest on the notes. If the notes have more than one Basket Valuation Date, then for each Basket Valuation Date scheduled to occur after the date of acceleration, the Trading Days immediately preceding the date of acceleration (in such number equal to the number of Basket Valuation Dates in excess of one) shall be the corresponding Basket Valuation Dates, unless otherwise specified in the applicable pricing supplement.

                           ADDITIONAL RISK FACTORS

   YOUR INVESTMENT IN THE NOTES WILL INVOLVE CERTAIN RISKS. THE NOTES MAY NOT PAY INTEREST AT OR PRIOR TO MATURITY UNLESS OTHERWISE SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT. INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET, ANY OF THE BASKET INDEXES, OR ANY OF THE COMPONENT STOCKS UNDERLYING THE BASKET INDEXES. IN ADDITION, YOUR INVESTMENT IN THE NOTES ENTAILS OTHER RISKS NOT ASSOCIATED WITH AN INVESTMENT IN CONVENTIONAL DEBT SECURITIES. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING DISCUSSION OF RISKS BEFORE YOU DECIDE THAT AN INVESTMENT IN THE NOTES IS SUITABLE FOR YOU.

THE NOTES DIFFER FROM CONVENTIONAL DEBT SECURITIES AND MAY NOT PAY MORE THAN THE APPLICABLE PRINCIPAL AMOUNT AT MATURITY.

   The terms of the notes differ from those of conventional debt securities in that we may not pay interest on the notes or, if we do pay interest, a significant portion of your total payment at maturity may be based on the performance of the Basket rather than the interest rate we will pay you.
Where the applicable pricing supplement does not provide for interest payments, if the Ending Basket Level does not equal or exceed the Initial Basket Level, at maturity you may receive only $1,000 (plus, if specified in the applicable pricing supplement, the Minimum Supplemental Payment) for each $1,000 principal amount of the notes. This will be true even if the value of the Basket was higher than the Initial Basket Level at some time during the life of the notes but later falls below the Initial Basket Level. If interest payments are made on your notes, they may accrue interest at a rate lower than that payable for other debt securities with a comparable maturity.

   Therefore, the return on your investment in the notes may be less than the amount that would be paid on an ordinary debt security. The return at maturity of only the applicable principal amount of each note (plus the Minimum Supplemental Payment, if any) will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

THE ENDING BASKET LEVEL MAY BE LESS THAN THE BASKET CLOSING LEVEL AT OTHER TIMES DURING THE TERM OF THE NOTES.

   Because the Ending Basket Level is calculated based on the Basket Closing Level on one or more specified Basket Valuation Date(s) during the term of the notes, the level of the Basket at various other times during the term of the notes could be higher than the Ending Basket Level. This difference could be particularly large if there is a significant increase in the level of the Basket before and/or after the Basket Valuation Date(s) or if there is a significant decrease in the level of the Basket around the time of the Basket Valuation Date(s) or if there is significant volatility in the Basket level during the term of the notes (especially on dates near the Basket Valuation Date(s)). For example, when the Basket Valuation Date of the notes is near the end of the term of the notes, then if the Basket levels increase or remain relatively constant during the initial term of the notes and then decrease below the Initial Basket Level, the Ending Basket Level may be significantly less than if it were calculated on a date earlier than the Basket Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Basket Indexes, Component Stocks of the Basket Index or contracts relating to the Basket Index for which there is an active secondary market.

IF WE OR OUR AFFILIATES SERVE AS CALCULATION AGENT, WE MAY HAVE ADVERSE ECONOMIC INTERESTS TO THE HOLDERS OF THE NOTES, PARTICULARLY WHERE WE OR OUR AFFILIATES, AS THE CALCULATION AGENT, EXERCISE DISCRETION.

   As Calculation Agent, we or our affiliates will determine, among other things, the Initial Basket Level, the Basket Closing Level, the Ending Basket Level, the Basket Return, the Ending Index Level, the Index Return, and the Supplemental Payment, if any, that we or our affiliates will pay you at maturity, as well as whether the Ending Basket Level is equal to or greater than the Initial Basket Level. As Calculation Agent we or our affiliates will also be responsible for determining whether a Market Disruption Event has occurred, whether any of the Basket Indexes have been discontinued and whether there has been a material change in the method of calculation of any of the Basket Indexes. In performing these duties, we or our affiliates may have interests adverse to your interests and, which may affect your return.

THE APPRECIATION POTENTIAL OF THE NOTES WILL BE LIMITED BY THE MAXIMUM SUPPLEMENTAL PAYMENT, IF APPLICABLE.

   If the applicable pricing supplement specifies a Maximum Supplemental Payment, the appreciation potential of the notes is limited to such Maximum Supplemental Payment. Accordingly, the appreciation potential of the notes will be limited to the Maximum Supplemental Payment even if the Supplemental Payment calculated with reference to the Basket Return and Participation Rate would be greater than the Maximum Supplemental Payment.

THE BASKET COMPONENTS MAY NOT BE EQUALLY WEIGHTED.

   Unless otherwise specified in the applicable pricing supplement, the Basket is composed of up to three equity indices each of which may have a different weight in determining the value of the Basket, depending on the Index Weightings specified in the applicable pricing supplement. For example, the applicable pricing supplement may specify that the Nikkei Weighting, the S&P Weighting, and STOXX Weighting are 20%, 55%, and 25%, respectively. One consequence of such an unequal weighting of the Basket Indexes is that the same percentage change in two of the Basket Indexes may have a different effect on the Basket Closing Level. For example, if the S&P Weighting is greater than the Nikkei Weighting, a 5% decrease in the S&P Index will have a greater effect on the Basket Closing Level than a 5% decrease in the Nikkei Index.

THE WEIGHT OF EACH BASKET INDEX MAY BE DETERMINED ON A DATE OTHER THAN THE PRICING DATE.

   If so specified in the applicable pricing supplement, the weight of each Basket Index in the Basket may be determined on a date or dates other than the pricing date. For example, the applicable pricing supplement may specify that the weights of the Basket Indexes in the Basket will be determined based on the relative magnitude of the Basket Return for each Basket Index on the Interest Reset Date. As a result, if the applicable pricing supplement so specifies, you will not know the weight assigned to each Basket Index until a date later than the pricing date, and you may not know the weight assigned to each Basket Index in the Basket prior to the final Basket Valuation Date.

CHANGES IN THE VALUE OF THE BASKET INDEXES MAY OFFSET EACH OTHER.

   Unless otherwise specified in the applicable pricing supplement, the notes are linked to a Basket composed of the relevant Basket Indexes. Price movements in the Basket Indexes may not correlate with each other. At a time when the value of one or more of the Basket Indexes increase, the value of the other Basket Indexes may not increase as much or may even decline in value. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Basket Indexes may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Index or Indexes, particularly if the Basket Index or Indexes that appreciate are of relatively low weight in the Basket. There can be no assurance that the Ending Basket Level will be higher than the Initial Basket Level. Unless the applicable pricing supplement provides for interest payments, an Off-Set Amount and/or a Minimum Supplement Payment, if the Basket Return is flat or negative, you will only receive the principal amount of your notes at maturity.

THE BASKET MAY CONSIST OF ONLY ONE BASKET INDEX.

   In certain cases, only one Basket Index may compose the entire Basket. If there is only one Basket Index that Basket Index will be weighted as 100% of the Basket and the remaining Basket Indexes will each be weighted as 0% of the Basket. In such cases, the Basket Closing Level will be determined with respect to the closing level of the single Basket Index, as applicable, and changes in other Basket Indexes will have no effect on the Basket Closing Level.

IF THE PARTICIPATION RATE IS LESS THAN 100%, THE SUPPLEMENTAL PAYMENT WILL BE LIMITED BY THE PARTICIPATION RATE.

   If the Participation Rate is less than 100% and the Ending Basket Level exceeds the Initial Basket Level, the Supplemental Payment you receive at maturity will equal only a percentage, as specified in the applicable pricing supplement, of the Basket performance above the Initial Basket Level. Under these circumstances, the Supplemental Payment you receive at maturity will not fully reflect the performance of the Basket.

YOUR RETURN ON THE NOTES WILL NOT REFLECT DIVIDENDS OR OTHER DISTRIBUTIONS ON THE COMMON STOCKS OF THE COMPANIES IN THE BASKET.

   As a holder of the notes, you will not have voting rights, the right to receive dividends or other distributions or any other rights that holders of the securities included in the Basket Indexes would have. You will not receive the dividends paid on the common stocks of the companies included in the Basket Indexes and your return on the notes will not reflect the return you would have realized if you had actually owned those stocks. This is because the Calculation Agent will calculate the amount payable to you at maturity of the notes by reference to the Ending Basket Level. The Ending Basket Level reflects the prices of the common stocks as calculated in the Basket Indexes without taking into consideration the value of dividends paid on those stocks.

THE NOTES ARE DESIGNED TO BE HELD TO MATURITY.

   The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Basket has appreciated since the date of the issuance of the notes. The hypothetical returns described herein or in any pricing supplement assume that your notes are held to maturity.

SECONDARY TRADING MAY BE LIMITED.

   Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on a securities exchange or included in any inter-dealer market quotation system. There may be little or no secondary market for the notes. Even if there is a secondary market for the notes, it may not provide enough liquidity to allow you to trade or sell the notes easily. Moreover, we expect that transaction costs for a sale of notes in any secondary market would be high.

   The purchasing agent may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which the purchasing agent is willing to buy the notes. If at any time the purchasing agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

THE INCLUSION IN THE ORIGINAL ISSUE PRICE OF THE COST OF HEDGING OUR OBLIGATIONS UNDER THE NOTES AND SELLING AGENT COMMISSIONS IS LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY.

   While the payment at maturity will be based on the applicable principal amount of your notes as described in the applicable pricing supplement, the original issue price of the notes reflects commissions paid to selling agents and the cost of hedging our obligations under the notes. As a result, assuming no change in market conditions or any other relevant factors, the price at which you may be able to sell your notes in a secondary market transaction, if at all, will likely be lower than the original issue price.

THE TERMS OF YOUR NOTE MAY BE AFFECTED BY A RELATED HEDGING TRANSACTION WE ENTER INTO.

   In conjunction with structured notes and certain other transactions, we typically enter into a swap agreement or similar hedging transaction with the Arranger, Purchasing Agent or other agent under which such agent, acting as counterparty, assumes certain of the investment risks we would otherwise assume. The terms of such swap agreements may be more favorable to the swap counterparty than terms otherwise available in the open market at the same time.

THE MARKET VALUE OF YOUR NOTES MAY BE INFLUENCED BY MANY UNPREDICTABLE
FACTORS.

   Many economic and market factors will influence the market value of the notes. We expect that, generally, the level of the Basket Indexes and interest rates on any day will affect the market value of the notes more than any other single factor. However, you should not expect the market value of the notes in the secondary market to vary in proportion to changes in the level of the Basket. The market value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

     o  the expected volatility in the Basket Indexes;

     o  the time to maturity of the notes;

     o  the dividend rate on the common stocks underlying the Basket Indexes;

     o interest and yield rates in the market generally as well as in the markets of the securities or indices composing the Basket Indexes;

     o economic, financial, political, regulatory or judicial events that affect the stocks composing the Basket Indexes or stock markets generally and which may affect the Basket Closing Level on any Basket Valuation Date;

     o the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which the stocks composing each of the Basket Indexes are traded; and

     o  our creditworthiness.

   These factors will influence the price you will receive if you sell your notes before maturity. If you sell your note before maturity, you may receive less than the principal amount of your note.

   You cannot predict the future performance of any or all of the Basket Indexes based on their historical performance. The Ending Basket Level may be equal to or below the Initial Basket Level, in which event you will only receive the applicable principal amount of your notes at maturity unless the applicable pricing supplement provides for Periodic Interest Payments or Minimum Supplemental Payments.

STOXX LIMITED MAY ADJUST THE DOW JONES EURO STOXX 50(R) INDEX IN A WAY THAT AFFECTS ITS LEVEL, AND STOXX LIMITED HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS.

   STOXX Limited, a joint venture between Deutsche Borse AG, Dow Jones & Company and SWX Group, is responsible for calculating and maintaining the STOXX Index. STOXX Limited can add, delete or substitute the stocks underlying the STOXX Index or make other methodological changes that could change the level of the STOXX Index. You should realize that the changing of companies included in the STOXX Index may affect the STOXX Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, STOXX Limited may alter, discontinue or suspend calculation or dissemination of the STOXX Index. Any of these actions could adversely affect the value of the notes. STOXX Limited has no obligation to consider your interests in calculating or revising the STOXX Index. See "The Dow Jones EURO STOXX 50(R) Index."

NIKKEI INC. MAY ADJUST THE NIKKEI(R) 225 INDEX IN A WAY THAT AFFECTS ITS LEVEL, AND NIKKEI INC. HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS.

   Nikkei Inc. is responsible for calculating and maintaining the Nikkei Index. Nikkei Inc. can add, delete or substitute the stocks underlying the Nikkei Index or make other methodological changes that could change the level of the Nikkei Index. You should realize that the changing of companies included in the Nikkei Index may affect the Nikkei Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, Nikkei Inc. may alter, discontinue or suspend calculation or dissemination of the Nikkei Index. Any of these actions could adversely affect the value of the notes. Nikkei Inc. has no obligation to consider your interests in calculating or revising the Nikkei Index. See "The Nikkei(R) 225 Index."

S&P MAY ADJUST THE S&P 500(R) INDEX IN A WAY THAT AFFECTS ITS LEVEL, AND S&P HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS.

   S&P, is responsible for calculating and maintaining the S&P Index. S&P can add, delete or substitute the stocks underlying the S&P Index or make other methodological changes that could change the level of the S&P Index. On March 21, 2005, S&P began to use a revised methodology for calculating the S&P Index and on September 16, 2005, S&P completed its transition to the new calculation methodology. You should realize that the changing of companies included in the S&P Index may affect the S&P Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the S&P Index. Any of these actions could adversely affect the value of the notes. S&P has no obligation to consider your interests in calculating or revising the S&P Index. See "The S&P 500(R) Index."

THE HARTFORD FINANCIAL SERVICES GROUP, INC., OUR PARENT COMPANY, ("THE HARTFORD") IS ONE OF THE COMPANIES THAT MAKE UP THE S&P 500(R) INDEX BUT IT IS NOT AFFILIATED WITH ANY OTHER COMPANY INCLUDED IN THE BASKET INDEXES.

   The Hartford is one of the companies that make up the S&P Index, but it is not affiliated with any of the other companies whose stock is included in the Basket Indexes. As a result, neither we nor The Hartford will have the ability to control the actions of such other companies, including actions that could affect the value of the stocks underlying the Basket Indexes or your notes. None of the money you pay us will go directly to S&P or any of the other companies included in the Basket Indexes and none of those companies will be involved in the offering of the notes in any way. Neither we nor any of the companies included in the Basket Index nor The Hartford will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

WE OR OUR AFFILIATES MAY HAVE ECONOMIC INTERESTS ADVERSE TO THE HOLDERS OF THE NOTES.

   We and our affiliates may trade the Component Stocks underlying the Basket Indexes and other financial instruments related to the Basket Indexes on a regular basis, for our and their accounts and for other accounts under their management. We or our affiliates may currently or from time to time engage in business with companies whose stock is included in the Basket Indexes, including extending loans to or making equity investments in them. Such activities could potentially affect the level of the Basket Indexes and, accordingly, could affect the value of the notes and any Supplemental Payment payable to you at maturity.

MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN.

   The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Basket Closing Level or the Basket Return on any Basket Valuation Date and calculating the payment at maturity that we are required to pay you. These events may include disruptions or suspensions of trading in the markets as a whole. In addition, if we are acting as the Calculation Agent and, in our sole discretion, we determine that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Basket Valuation Dates and the maturity date will be postponed and the return or the market value of your notes may be adversely affected. See "Description of the Notes--Market Disruption Events."

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS.

   The underlying stocks that compose the STOXX Index and the Nikkei Index have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities market in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

   The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country's government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

   Some or all of these factors may influence the closing level or closing price of the STOXX Index or the Nikkei Index. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You cannot predict the future performance of such Basket Indexes based on their historical performance. The value of any such Basket Index may decrease such that you may not receive more than the principal amount of your notes (other than, if applicable, any interest payment or payment of the Minimum Supplemental Payment). There can be no assurance that the closing level or closing price of any such Basket Index will not decrease so that at maturity, you will receive more than the principal amount of your notes (other than, if applicable, any interest payment or payment of the Minimum Supplemental Payment).

ANY GAIN UPON THE SALE OF A NOTE WILL BE ORDINARY INCOME FOR U.S. FEDERAL INCOME TAX PURPOSES.

   If you are subject to U.S. federal income tax, any gain you realize upon the sale of a note generally will not be eligible for treatment as a capital gain. Rather, you will generally be required to treat any such gain as interest income for U.S. federal income tax purposes. You are urged to review carefully the section entitled "Additional Material United States Federal Income Tax Considerations" in this product supplement and consult your tax adviser regarding your particular circumstances.

THE NOTES WILL BE CONTINGENT PAYMENT DEBT INSTRUMENTS FOR U.S. FEDERAL INCOME TAX PURPOSES.

   The notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. As a result, the notes will be treated as issued with original issue discount and you will be required to accrue such original issue discount as interest income for such purposes, regardless of your method of accounting, and thus may have to report income currently, regardless of when or if a corresponding amount of cash is received.

   We will specify in the applicable pricing supplement our determination of the "comparable yield" for a note, as well as a "projected payment schedule", which you will need to determine your taxable income, as well as a "tax accrual schedule" to help you compute your taxable income. If a note does not pay fixed interest, the projected payment schedule will typically be a single payment at maturity. If fixed interest is paid, the projected payment schedule will also include those interest payments.

   For example, if on July 1, 2008 we issued a five year note with no fixed interest payments and a comparable yield that we determined to be 4.1470%, compounded annually, we would use this yield to provide you with a projected payment schedule, per $1,000 of the notes, that consists of one payment of $1,225.28 on the maturity date and we would also provide you with the following tax accrual schedule:

                                                                                               Cumulative accrued
                                 Calendar                               Accrued OID per              OID per
                                   Year                                   $1,000 note          $1000 note through
                                                                                                    Year-end
           -----------------------------------------------------        ---------------        ------------------

            2008 (from 7/1)                                                  $20.52                  $ 20.52
            2009                                                             $42.33                  $ 62.85
            2010                                                             $44.07                  $106.92
            2011                                                             $45.91                  $152.83
            2012                                                             $47.81                  $200.64
            2013 (to 7/1)                                                    $24.64                  $225.28

   A calendar year taxpayer who purchases and holds a $1,000 note to maturity would generally include the amount in the center column in his or her taxable income each year. At maturity, if the actual Supplemental Payment exceeds the projected Supplemental Payment, the excess would be included in income for 2013, the year of maturity. If the actual Supplemental Payment were less than the projected Supplemental Payment, the difference generally would be an ordinary loss in 2013 to the extent of previous income inclusions under the note, and the balance generally would be a capital loss. In addition, if on a date that is more than six months prior to the maturity the amount of the Supplemental Payment becomes fixed (or a minimum amount for such payment becomes fixed) in an amount that exceeds the projected Supplemental Payment, special rules may apply.

   NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A REPRESENTATION BY US REGARDING THE ACTUAL AMOUNT, IF ANY, THAT WE WILL PAY ON THE NOTES.

   You are urged to review carefully the section entitled "Additional Material United States Federal Income Tax Considerations" in this product supplement and consult your tax adviser regarding your particular circumstances.

                     THE DOW JONES EURO STOXX 50(R) INDEX

   All disclosure contained in this product supplement regarding the Dow Jones EURO STOXX 50(R) Index (the "STOXX Index"), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available sources. The information reflects the policies of, and is subject to change by STOXX Limited ("STOXX"). We have not independently verified the accuracy or completeness of that information.

   The STOXX Index was created by STOXX, a joint venture founded by SWX Group, Deutsche Borse AG and Dow Jones & Company, Inc. ("Dow Jones"). Publication of the STOXX Index began on February 26, 1998, based on an initial level of the STOXX Index of 1,000 at December 31, 1991. The STOXX Index is published in
The Wall Street Journal and disseminated on the STOXX website: www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the STOXX Index and updates these weightings at the end of each quarter. Information contained in the STOXX website is not incorporated by reference in, and should not be considered a part of, this product supplement or any pricing supplement.

STOXX INDEX COMPOSITION AND MAINTENANCE

   The STOXX Index was created by STOXX to reflect the market-capitalization weighted performance of large companies from the major industry groupings in Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The STOXX Index is composed of 50 component stocks of market sector leaders from within the STOXX Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. The companies included in the STOXX Index account for approximately 60% of the free-float market capitalization of the Dow Jones EURO STOXX Total Market Index, which in turn accounts for approximately 95% of the free-float market capitalization of the countries with companies eligible for inclusion in the STOXX Index.

   The STOXX Index is currently calculated by: (i) multiplying the per share price of each underlying security by the number of free-float adjusted outstanding shares (and, if the stock is not quoted in euros, then multiplying by the related country currency and an exchange factor which reflects the exchange rate between the related country currency and the euro); (ii) calculating the sum of all these products (the "Index Aggregate Market Capitalization"); and (iii) dividing the Index Aggregate Market Capitalization by a divisor which represents the Index Aggregate Market Capitalization on the base date of the STOXX Index and which can be adjusted to allow changes in the issued share capital of individual underlying securities, including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits, to be made without distorting the STOXX Index. Because of this capitalization weighting, movements in share prices of the underlying securities of companies with relatively greater market capitalization will have a greater effect on the level of the entire STOXX Index than will movements in share prices of the underlying securities of companies with relatively smaller market capitalization.

   The weight of each stock that comprises the STOXX Index is capped at 10% of the STOXX Index's total free-float market capitalization. The free-float weights are reviewed quarterly.

   The composition of the STOXX Index is reviewed annually, and changes are implemented on the third Friday in September, using market data from the end of August as the basis for the review process. Changes in the composition of the STOXX Index are made to ensure that the STOXX Index includes those companies which, within the eligible countries and within each industry sector, have the greatest market capitalization. Changes in the composition of the STOXX Index are made entirely by STOXX without consultation with the companies represented in the STOXX Index or Hartford Life Insurance Company. The STOXX Index is also reviewed on an ongoing basis, and a change in the composition of the STOXX Index may be necessary if there have been extraordinary events for one of the issuers of the underlying securities (e.g., delisting, bankruptcy, merger or takeover). In these cases, the event is taken into account as soon as it is effective. The underlying securities may be changed at any time for any reason. Neither STOXX nor any of its founders is affiliated with us or our affiliates nor have they participated in any way in the creation of the securities.

STOXX INDEX CALCULATION

   We or our affiliates may presently or from time to time engage in business with the publishers, owners, founders or creators of the STOXX Index or any of its successors or one or more of the issuers of the underlying securities, including extending loans to, and making equity investments in, any of the issuers. We do not make any representation to any purchaser of the securities with respect to any matters whatsoever relating to any of the publishers, their successors, founders or creators or to any of the issuers. Any prospective purchaser of the securities should undertake an independent investigation of the issuers of the underlying securities and with respect to the competency of its publisher to formulate and calculate the STOXX Index as in its judgment is appropriate to make an informed decision with respect to an investment in the securities. The composition of the STOXX Index does not reflect any investment or sell recommendations of us or our affiliates

   The STOXX Index is also subject to a divisor, which is adjusted to maintain the continuity of STOXX Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive "B" number of shares for every "A" share held (where applicable).

   (1) Split and reverse split: Adjusted price = closing price x A/B New number of shares = old number of shares x B/A
   Divisor: no change

   (2) Rights offering: Adjusted price = (closing price x A + subscription price x B) / (A + B)
   New number of shares = old number of shares x (A + B) / A
   Divisor: increases

   (3) Stock dividend: Adjusted price = closing price x A / (A + B) New number of shares = old number of shares x (A + B) / A
   Divisor: no change

   (4) Stock dividend of another company: Adjusted price = (closing price x A
   - price of other company x B) / A
   Divisor: decreases

   (5) Return of capital and share consideration:
   Adjusted price = (closing price - dividend announced by company x (1-withholding tax)) x A / B
   New number of shares = old number of shares x B / A
   Divisor: decreases

   (6) Repurchase shares / self tender:
   Adjusted price = ((price before tender x old number of shares )  -
                    (tender price x number of tendered shares)) /
                    (old number of shares  -  number of tendered shares)
   New number of shares = old number of shares  -  number of tendered shares
   Divisor: decreases

   (7) Spin-off: Adjusted price = (closing price x A - price of spun-off shares x B) / A
   Divisor: decreases

   (8) Combination stock distribution (dividend or split) and rights offering: For this corporate action, the following additional assumptions apply:

   Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held. If A is not equal to one share, all the following "new number of shares" formulae need to be divided by A:

   - If rights are applicable after stock distribution (one action applicable to other):
   Adjusted price = (closing price x A + subscription price x C x (1 + B /
   A)) / ((A + B) x (1 + C / A))

   New number of shares = old number of shares x ((A + B) x (1 + C / A)) / A
   Divisor: increases

   - If stock distribution is applicable after rights (one action applicable to other):
   Adjusted price = (closing price x A + subscription price x C) / ((A + C) x (1 + B / A))
   New number of shares = old number of shares x ((A + C) x (1 + B / A))
   Divisor: increases

   - Stock distribution and rights (neither action is applicable to the other):
   Adjusted price = (closing price x A + subscription price x C) / (A + B +
   C)
   New number of shares = old number of shares x (A + B + C) / A
   Divisor: increases

HISTORICAL DATA ON THE STOXX INDEX

   The following graph sets forth the closing levels of the STOXX Index on the last business day of each year from 1991 through 2007. The historical performance of the STOXX Index should not be taken as an indication of future performance, and no assurance can be given that the level of the STOXX Index will not decline and thereby reduce the Supplemental Payment which may be payable to you on the maturity date.

                           DOW JONES EURO STOXX 50
                         ANNUAL CLOSING PRICE HISTORY
                           12/31/1991 - 12/31/2007

                                  [GRAPHIC]


               DEC-91          DEC-92     DEC-93     DEC-94     DEC-95     DEC-96     DEC-97     DEC-98     DEC-99

              1,000.00        1,033.51   1,433.34   1,320.59   1,506.82   1,850.32   2,531.99   3,342.32   4,904.46

               DEC-91          DEC-00     DEC-01     DEC-02     DEC-03     DEC-04     DEC-05     DEC-06     DEC-07

              1,000.00        4,772.39   3,806.13   2,386.41   2,760.66   2,951.01   3,578.93   4,119.94   4,399.72



   The following table sets forth the closing level of the STOXX Index at the end of each month in the period from January 2003 through May 2008. This historical data on the STOXX Index is not necessarily indicative of the future performance of the STOXX Index or what the value of the notes may be. Any historical upward or downward trend in the level of the STOXX Index during any period set forth below is not an indication that the STOXX Index is more or less likely to increase or decrease at any time over the term of the notes.

                                                           YEARS
                           DATE                         2003       2004       2005       2006       2007       2008
                           ----                         ----       ----       ----       ----       ----       ----

       January ....................................   2,248.17   2,839.13   2,984.59   3,691.41   4,178.54   3,792.80
       February ...................................   2,140.73   2,893.18   3,058.32   3,774.51   4,087.12   3,724.50
       March ......................................   2,036.86   2,787.49   3,055.73   3,853.74   4,181.03   3,628.06
       April ......................................   2,324.23   2,787.48   2,930.10   3,839.90   4,392.34   3,825.02
       May ........................................   2,330.06   2,749.62   3,076.70   3,637.17   4,512.65   3,777.85
       June .......................................   2,419.51   2,811.08   3,181.54   3,648.92   4,489.77
       July .......................................   2,519.79   2,720.05   3,326.51   3,691.87   4,315.69
       August .....................................   2,556.71   2,670.79   3,263.78   3,808.70   4,294.56
       September ..................................   2,395.87   2,726.30   3,428.51   3,899.41   4,381.71
       October ....................................   2,575.04   2,811.72   3,320.15   4,004.80   4,489.79
       November ...................................   2,630.47   2,876.39   3,447.07   3,987.23   4,394.95
       December ...................................   2,760.66   2,951.01   3,578.93   4,119.94   4,399.72

   The following graph sets forth the historical performance of the STOXX Index presented in the preceding table. Past movements of the STOXX Index are not necessarily indicative of the future performance of the STOXX Index.

                           DOW JONES EURO STOXX 50
                             MONTHLY PERFORMANCE
                           JANUARY 2003 - MAY 2008

                                  [GRAPHIC]




               JAN-03           FEB-03     MAR-03     APR-03     MAY-03     JUN-03     JUL-03     AUG-03     SEP-03

              2,248.17         2,140.73   2,036.86   2,324.23   2,330.06   2,419.51   2,519.79   2,556.71   2,395.87

               JAN-03           OCT-03     NOV-03     DEC-03     JAN-04     FEB-04     MAR-04     APR-04     MAY-04

              2,248.17         2,575.04   2,630.47   2,760.66   2,839.13   2,893.18   2,787.49   2,787.48   2,749.62

               JAN-03           JUN-04     JUL-04     AUG-04     SEP-04     OCT-04     NOV-04     DEC-04     JAN-05

              2,248.17         2,811.08   2,720.05   2,670.79   2,726.30   2,811.72   2,876.39   2,951.01   2,984.59

               JAN-03           FEB-05     MAR-05     APR-05     MAY-05     JUN-05     JUL-05     AUG-05     SEP-05

              2,248.17         3,058.32   3,055.73   2,930.10   3,076.70   3,181.54   3,326.51   3,263.78   3,428.51

               JAN-03           OCT-05     NOV-05     DEC-05     JAN-06     FEB-06     MAR-06     APR-06     MAY-06

              2,248.17         3,320.15   3,447.07   3,578.93   3,691.41   3,774.51   3,853.74   3,839.90   3,637.17

               JAN-03           JUN-06     JUL-06     AUG-06     SEP-06     OCT-06     NOV-06     DEC-06     JAN-07

              2,248.17         3,648.92   3,691.87   3,808.70   3,899.41   4,004.80   3,987.23   4,119.94   4,178.54

               JAN-03           FEB-07     MAR-07     APR-07     MAY-07     JUN-07     JUL-07     AUG-07     SEP-07

              2,248.17         4,087.12   4,181.03   4,392.34   4,512.65   4,489.77   4,315.69   4,294.56   4,381.71

              JAN-03          OCT-07     NOV-07     DEC-07     JAN-08     FEB-08       MAR-08     APR-08    MAY-08

              2,248.17         4,489.79   4,394.95   4,399.72   3,792.80   3,724.50   3,628.06  3,825.02    3,777.85



LICENSE AGREEMENT WITH STOXX

   We will enter into a non-exclusive license agreement with STOXX, and, in exchange for a fee, have the non-exclusive right to use the STOXX Index, which is owned and published by STOXX, in connection with certain securities, including the notes.

   The notes are not sponsored, endorsed, sold or promoted by STOXX. STOXX makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the STOXX Index to track general stock market performance. STOXX's only relationship with us is the licensing of certain trademarks and trade names of STOXX without regard to us or the notes. STOXX has no obligation to take our needs or the needs of the holders of the notes into consideration in determining, composing or calculating the STOXX Index. STOXX is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. STOXX has no obligation or liability in connection with the administration, marketing or trading of the notes.

   STOXX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE STOXX INDEX OR ANY DATA INCLUDED THEREIN AND STOXX SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STOXX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, BY HOLDERS OF THE NOTES, OR BY ANY OTHER PERSON OR ENTITY FROM THE USE OF THE STOXX INDEX OR ANY DATA INCLUDED THEREIN. STOXX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH

RESPECT TO THE STOXX INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

   "DOW JONES EURO STOXX 50" IS A TRADEMARK OF STOXX AND HAS BEEN LICENSED FOR OUR USE. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STOXX. STOXX MAKES NO REPRESENTATIONS REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

DISCONTINUATION OF THE STOXX INDEX; ALTERATION OF METHOD OF CALCULATION

   If STOXX discontinues publication of the STOXX Index, or if the STOXX Index is otherwise unavailable, and STOXX or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued STOXX Index (such comparable index being referred to herein as a "STOXX successor index"), then the closing level for the STOXX Index on any relevant Basket Valuation Date or other relevant date on which the closing level for the STOXX Index is to be determined will be determined by reference to the level of such STOXX successor index at the close of trading on the Relevant Exchange or market for the STOXX successor index on each relevant Basket Valuation Date(s) or other relevant date or dates as set forth in the applicable pricing supplement.

   Upon any selection by the Calculation Agent of a STOXX successor index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the note holders.

   If STOXX discontinues publication of the STOXX Index prior to, and such discontinuation is continuing on, a Basket Valuation Date or other relevant date on which the closing level for the STOXX Index is to be determined, and the Calculation Agent determines, in its sole discretion, that no STOXX successor index is available at such time, or the Calculation Agent has previously selected a STOXX successor index and publication of such STOXX successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date or other relevant date, then the Calculation Agent will determine the closing level for the STOXX Index for such date. The closing level for the STOXX Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating the STOXX Index or STOXX successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the STOXX Index or STOXX successor index, as applicable. If more than one Basket Valuation Date is specified in the applicable pricing supplement, then for each Basket Valuation Date scheduled to occur after the date of discontinuance, the Trading Days immediately preceding the date of discontinuance (in such number equal to the number of Basket Valuation Dates in excess of one) shall be the corresponding Basket Valuation Dates, unless otherwise specified in the applicable pricing supplement. Notwithstanding these alternative arrangements, discontinuation of the publication of the STOXX Index may adversely affect the value of the notes.

   If at any time the method of calculating the STOXX Index or a STOXX successor index, or the level thereof, is changed in a material respect in the Calculation Agent's discretion, or if the STOXX Index or a STOXX successor index is in any other way modified so that the STOXX Index or such STOXX successor index does not, in the reasonable opinion of the Calculation Agent, fairly represent the level of the STOXX Index or such STOXX successor index had such changes or modifications not been made, then the Calculation Agent will, at the close of business in New York City on each date on which the closing level for the STOXX Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the STOXX Index or such STOXX successor index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the closing level for the STOXX Index with reference to the STOXX Index or such STOXX successor index, as adjusted. Accordingly, if the method of calculating the STOXX Index or a STOXX successor index is modified so that the level of the STOXX Index or such STOXX successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the STOXX Index), then the Calculation Agent will adjust its calculation of the STOXX Index or such STOXX successor index in order to arrive at a level of the STOXX Index or such STOXX successor index as if there had been no such modification (e.g., as if such split had not occurred).

                           THE NIKKEI(R) 225 INDEX

   We have derived all information contained in this product supplement regarding the Nikkei 225 Index (the "Nikkei Index"), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Nikkei Inc. ("Nikkei"). The Nikkei Index was developed by Nikkei and is calculated, maintained and published by Nikkei. We have not independently verified the accuracy or completeness of the aforementioned information.

   The Nikkei Index is a stock index calculated, published and disseminated by Nikkei Digital Media, Inc., a wholly owned subsidiary of Nikkei. The Nikkei Index measures the composite price performance of selected Japanese stocks. The Nikkei Index, as of the date of this product supplement, is based on 225 underlying stocks (the "Underlying Stocks") trading on the Tokyo Stock Exchange ("TSE") representing a broad cross-section of Japanese industries. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei rules require that the 75 most liquid issues (one-third of the component count of the Nikkei Index) be included in the Nikkei Index.

   The 225 companies included in the Nikkei Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

     o Technology--Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

     o  Financials--Banks, Miscellaneous Finance, Securities, Insurance;

     o  Consumer Goods--Marine Products, Food, Retail, Services;

     o Materials--Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

     o Capital Goods/Others--Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

     o Transportation and Utilities--Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

   The Nikkei Index is a modified, price-weighted index (i.e., an Underlying Stock's weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a "Weight Factor"), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the "Divisor"). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 24.394 as of April 2, 2008 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing 'Y'50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of 'Y'50. The stock prices used in the calculation of the Nikkei Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei Index is calculated once per minute during TSE trading hours.

   In order to maintain continuity in the Nikkei Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable
Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei Index immediately after such change) will equal the level of the Nikkei Index immediately prior to the change.

   An Underlying Stock may be deleted or added by Nikkei. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the "Kanri-Post" (Posts for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei. Upon deletion of a stock from the Underlying Stocks, Nikkei will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei.

   A list of the issuers of the Underlying Stocks constituting the Nikkei Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei. Nikkei may delete, add or substitute any stock underlying the Nikkei Index. Nikkei first calculated and published the Nikkei Index in 1970.

HISTORICAL DATA ON THE NIKKEI INDEX

   The following graph sets forth the closing levels of the Nikkei Index on the last business day of each year from 1991 through 2007. The historical performance of the Nikkei Index should not be taken as an indication of future performance, and no assurance can be given that the level of the Nikkei Index will not decline and thereby reduce the Supplemental Payment which may be payable to you on the maturity date.

                                  NIKKEI 225
                         ANNUAL CLOSING PRICE HISTORY
                           12/31/1991 - 12/31/2007

                                  [GRAPHIC]

                 DEC-91             DEC-92      DEC-93      DEC-94      DEC-95      DEC-96      DEC-97      DEC-98

               22,983.77          16,924.95   17,417.24   19,723.06   19,868.15   19,361.35   15,258.74   13,842.17

                 DEC-91              DEC-99      DEC-00      DEC-01     DEC-02      DEC-03      DEC-04      DEC-05

                22,983.77          18,934.34   13,785.69   10,542.62   8,578.95   10,676.64   11,488.76   16,111.43

                  DEC-91                 DEC-06      DEC-07

                22,983.77              17,225.83   15,307.78


   The following table sets forth the closing level of the Nikkei Index at the end of each month in the period from January 2003 through May 2008. This historical data on the Nikkei Index is not necessarily indicative of the future performance of the Nikkei Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Nikkei Index during any period set forth below is not an indication that the Nikkei Index is more or less likely to increase or decrease at any time over the term of the notes.

                                                           YEARS
                        DATE                      2003        2004        2005        2006        2007        2008
                        ----                      ----        ----        ----        ----        ----        ----

       January ..............................     8339.94   10,783.61   11,387.59   16,649.82   17,383.42   13,592.47
       February .............................     8363.04   11,041.92   11,740.60   16,205.43   17,604.12   13,603.02
       March ................................    7,972.71   11,715.39   11,668.95   17,059.66   17,287.65   12,525.54
       April ................................    7,831.42   11,761.79   11,008.90   16,906.23   17,400.41   13,849.99
       May ..................................    8,424.51   11,236.37   11,276.59   15,467.33   17,875.75   14,338.54
       June .................................    9,083.11   11,858.87   11,584.01   15,505.18   18,138.36
       July .................................    9,563.21   11,325.78   11,899.60   15,456.81   17,248.89
       August ...............................   10,343.55   11,081.79   12,413.60   16,140.76   16,569.09
       September ............................   10,219.05   10,823.57   13,574.30   16,127.58   16,785.69
       October. .............................   10,559.59   10,771.42   13,606.50   16,399.39   16,737.63
       November .............................   10,100.57   10,899.25   14,872.15   16,274.33   15,680.67
       December .............................   10,676.64   11,488.76   16,111.43   17,225.83   15,307.78

   The following graph sets forth the historical performance of the Nikkei Index presented in the preceding table. Past movements of the Nikkei Index are not necessarily indicative of the future performance of the Nikkei Index.

                                  NIKKEI 225
                             MONTHLY PERFORMANCE
                           JANUARY 2003 - MAY 2008

                                  [GRAPHIC]


         JAN-03                  FEB-03     MAR-03     APR-03     MAY-03     JUN-03     JUL-03     AUG-03        SEP-03

        8,339.94                8,363.04   7,972.71   7,831.42   8,424.51   9,083.11   9,563.21   10,343.55     10,219.05

           JAN-03               OCT-03      NOV-03      DEC-03      JAN-04      FEB-04      MAR-04      APR-04      MAY-04

          8,339.94             10,559.59   10,100.57   10,676.64   10,783.61   11,041.92   11,715.39   11,761.79   11,236.37

           JAN-03               JUN-04      JUL-04      AUG-04      SEP-04      OCT-04      NOV-04      DEC-04      JAN-05

          8,339.94             11,858.87   11,325.78   11,081.79   10,823.57   10,771.42   10,899.25   11,488.76   11,387.59

           JAN-03               FEB-05      MAR-05      APR-05      MAY-05      JUN-05      JUL-05      AUG-05      SEP-05

          8,339.94             11,740.60   11,668.95   11,008.90   11,276.59   11,584.01   11,899.60   12,413.60   13,574.30

           JAN-03               OCT-05      NOV-05      DEC-05      JAN-06      FEB-06      MAR-06      APR-06      MAY-06

          8,339.94             13,606.50   14,872.15   16,111.43   16,649.82   16,205.43   17,059.66   16,906.23   15,467.33

           JAN-03               JUN-06      JUL-06      AUG-06      SEP-06      OCT-06      NOV-06      DEC-06      JAN-07

          8,339.94             15,505.18   15,456.81   16,140.76   16,127.58   16,399.39   16,274.33   17,225.83   17,383.42

           JAN-03               FEB-07      MAR-07      APR-07      MAY-07      JUN-07      JUL-07      AUG-07      SEP-07

          8,339.94             17,604.12   17,287.65   17,400.41   17,875.75   18,138.36   17,248.89   16,569.09   16,785.69

             JAN-03             OCT-07      NOV-07      DEC-07      JAN-08      FEB-08       MAR-08  APR-08     MAY-08

            8,339.94           16,737.63   15,680.67   15,307.78   13,592.47   13,603.02   12,525.54 13,849.99 14,338.54





LICENSE AGREEMENT WITH NIKKEI

   We will enter into a non-exclusive license agreement with Nikkei and, in exchange for a fee, have the non-exclusive right to use the Nikkei Index, which is owned by Nikkei, in connection with certain securities, including the notes. The notes are not sponsored, endorsed, sold or promoted by Nikkei. Nikkei makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Nikkei Index to track general stock market performance. Nikkei's only relationship with us is the licensing of certain trademarks and trade names of Nikkei without regard to us or the notes. Nikkei has no obligation to take our needs or the needs of the holders of the notes into consideration in determining, composing or calculating the Nikkei Index. Nikkei is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. Nikkei has no obligation or liability in connection with the administration, marketing or trading of the notes.

   NIKKEI DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE NIKKEI INDEX OR ANY DATA INCLUDED THEREIN AND NIKKEI SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NIKKEI MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NIKKEI INDEX OR ANY DATA INCLUDED THEREIN. NIKKEI MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NIKKEI INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL NIKKEI HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

   "NIKKEI" IS A TRADEMARK OF NIKKEI AND HAS BEEN LICENSED FOR OUR USE. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY NIKKEI AND NIKKEI MAKES NO REPRESENTATIONS REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

DISCONTINUATION OF THE NIKKEI INDEX; ALTERATION OF METHOD OF CALCULATION

   If Nikkei discontinues publication of the Nikkei Index, or if the Nikkei Index is otherwise unavailable, and Nikkei or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Nikkei Index (such comparable index being referred to herein as a "Nikkei successor index"), then the closing level for the Nikkei Index on any relevant Basket Valuation Date or other relevant date on which the closing level for the Nikkei Index is to be determined will be determined by reference to the level of such Nikkei successor index at the close of trading on the Tokyo Stock Exchange (or the relevant exchange or market for the Nikkei successor index) on each relevant Basket Valuation Date(s) or other relevant date or dates as set forth in the applicable pricing supplement.

   Upon any selection by the Calculation Agent of a Nikkei successor index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the note holders.

   If Nikkei discontinues publication of the Nikkei Index prior to, and such discontinuation is continuing on, a Basket Valuation Date or other relevant date on which the closing level for the Nikkei Index is to be determined, and the Calculation Agent determines, in its sole discretion, that no Nikkei successor index is available at such time, or the Calculation Agent has previously selected a Nikkei successor index and publication of such Nikkei successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date or other relevant date, then the Calculation Agent will determine the closing level for the Nikkei Index for such date. The closing level for the Nikkei Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Nikkei Index or Nikkei successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Nikkei Index or Nikkei successor index, as applicable. If more than one Basket Valuation Date is specified in the applicable pricing supplement, then for each Basket Valuation Date scheduled to occur after the date of discontinuance, the Trading Days immediately preceding the date of discontinuance (in such number equal to the number of Basket Valuation Dates in excess of one) shall be the corresponding Basket Valuation Dates, unless otherwise specified in the applicable pricing supplement. Notwithstanding these alternative arrangements, discontinuation of the publication of the Nikkei Index may adversely affect the value of the notes.

   If at any time the method of calculating the Nikkei Index or a Nikkei successor index, or the level thereof, is changed in a material respect in the Calculation Agent's discretion, or if the Nikkei Index or a Nikkei successor index is in any other way modified so that the Nikkei Index or such Nikkei successor index does not, in the reasonable opinion of the Calculation Agent, fairly represent the level of the Nikkei Index or such Nikkei successor index had such changes or modifications not been made, then the Calculation Agent will, at the close of business in New York City on each date on which the closing level for the Nikkei Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Nikkei Index or such Nikkei successor index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the closing level for the Nikkei Index with reference to the Nikkei Index or such Nikkei successor index, as adjusted. Accordingly, if the method of calculating the Nikkei Index or a Nikkei successor index is modified so that the level of the Nikkei Index or such Nikkei successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Nikkei Index), then the Calculation Agent will adjust its calculation of the Nikkei Index or such Nikkei successor index in order to arrive at a level of the Nikkei Index or such Nikkei successor index as if there had been no such modification (e.g., as if such split had not occurred).

                             THE S&P 500(R) INDEX

   All disclosure contained in this product supplement regarding the S&P 500 Index (the "S&P Index"), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available sources. Such information reflects the policies of, and is subject to change by S&P. The S&P Index was developed by S&P and is calculated, maintained and published by S&P. We have not independently verified the accuracy or completeness of that information.

   The S&P Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the "Market Value" of any Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 50 0 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

   On March 21, 2005, S&P began to calculate the S&P Index based on a half float-adjusted formula, and on September 16, 2005, the S&P Index became fully float-adjusted. S&P's criteria for selecting stocks for the S&P Index will not be changed by the shift to float adjustment. However, the adjustment affects each company's weight in the S&P Index (i.e., its Market Value).

   Under float adjustment, the share counts used in calculating the S&P Index reflect only those shares that are available to investors, not all of a company's outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

     o holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

     o holdings by government entities, including all levels of government in the United States or foreign countries; and

     o holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

   However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as "exchangeable shares," shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

   For each stock, an investable weight factor ("IWF") is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P Index between March 21, 2005 and September 16, 2005 was
0.90. On September 16, 2005, S&P began to calculate the S&P Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P Index on and after September 16, 2005 is 0.80.) The float-adjusted S&P Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the Index Divisor (defined below). For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

   As of the date of this product supplement, the S&P Index is calculated using a base-weighted aggregate methodology: the level of the S&P Index reflects the total Market Value of all 500 of the S&P Component Stocks relative to the S&P Index's base period of 1941-43 (the "Base Period").

   An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

   The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P Index is computed by dividing the total Market Value of the Component Stocks by a number called the "Index Divisor". By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P Index, it is the only link to the original Base Period level of the S&P Index. The Index Divisor keeps the S&P Index comparable over time and is the manipulation point for all adjustments to the S&P Index ("Index Maintenance").

   Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

   To prevent the level of the S&P Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P Index remains constant. This helps maintain the level of the S&P Index as an accurate barometer of stock market performance and ensures that the movement of the S&P Index does not reflect the corporate actions of individual companies in the S&P Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the Basket Closing Level. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P Index and do not require Index Divisor adjustments.

   The table below summarizes the types of S&P Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

                                                                                                     DIVISOR
                TYPE OF                                                                            ADJUSTMENT
            CORPORATE ACTION                         ADJUSTMENT FACTOR                              REQUIRED
            ----------------                         -----------------                              --------

Stock Split (e.g., 2-for-1)               Shares Outstanding multiplied by 2;                          No
                                          Stock Price divided by 2
Share Issuance (e.g., change greater      Shares Outstanding plus newly issued                         Yes
than or equal to 5%)                      Shares
Share Repurchase (e.g., change greater    Shares Outstanding minus Repurchased                         Yes
than or equal to 5%)                      Shares
Special Cash Dividends                    Share Price minus Special Dividend                           Yes
Company Change                            Add new company Market Value minus old                       Yes
                                          company Market Value
Rights Offering                           Price of parent company minus:                               Yes

                                                      Price of Rights
                                                      ---------------
                                                        Rights Ratio

Spinoffs                                  Price of parent company minus:                               Yes

                                                    Price of Spinoff Co.
                                                    --------------------
                                                    Share Exchange Ratio

   Stock splits and stock dividends do not affect the Index Divisor of the S&P Index, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

   Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:


                   New Divisor =   Post-Event Aggregate Market Value
                                   ---------------------------------
                                         Pre-Event Index Value

   A large part of the S&P Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P Index. In addition, any changes over 5% in the current common shares outstanding for the S&P Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

HISTORICAL DATA ON THE S&P INDEX

   The following graph sets forth the closing levels of the S&P Index on the last business day of each year from 1991 through 2007. The historical performance of the S&P Index should not be taken as an indication of future performance, and no assurance can be given that the level of the S&P Index will not decline and thereby reduce the Supplemental Payment which may be payable to you on the maturity date.

                                   S&P 500
                         ANNUAL CLOSING PRICE HISTORY
                           12/31/1991 - 12/31/2007

                                  [GRAPHIC]


      DEC-91                    DEC-92   DEC-93   DEC-94   DEC-95   DEC-96   DEC-97     DEC-98     DEC-99

      417.09                    435.71   466.45   459.27   615.93   740.74   970.43   1,229.23   1,469.25

      DEC-91                       DEC-00     DEC-01   DEC-02     DEC-03     DEC-04     DEC-05     DEC-06

      417.09                     1,320.28   1,148.08   879.82   1,111.92   1,211.92   1,248.29   1,418.30

      DEC-91                    DEC-07

      417.09                   1,468.36



   The following table sets forth the closing level of the S&P Index at the end of each month in the period from January 2003 through May 2008. This historical data on the S&P Index is not necessarily indicative of the future performance of the S&P Index or what the value of the notes may be. Any historical upward or downward trend in the level of the S&P Index during any period set forth below is not an indication that the S&P Index is more or less likely to increase or decrease at any time over the term of the notes.

                                                           YEARS
                        MONTH/YEAR                      2003       2004       2005       2006       2007       2008
                        ----------                      ----       ----       ----       ----       ----       ----

       January ....................................     855.70   1,131.13   1,181.27   1,280.08   1,438.24   1,378.55
       February ...................................     841.15   1,144.94   1,203.60   1,280.66   1,406.82   1,330.63
       March ......................................     848.18   1,126.21   1,180.59   1,294.83   1,420.86   1,322.70
       April ......................................     916.92   1,107.30   1,156.85   1,310.61   1,482.37   1,385.59
       May ........................................     963.59   1,120.68   1,191.50   1,270.09   1,530.62   1,400.38
       June .......................................     974.50   1,140.84   1,191.33   1,270.20   1,503.35
       July .......................................     990.31   1,101.72   1,234.18   1,276.66   1,455.27
       August .....................................   1,008.01   1,104.24   1,220.33   1,303.82   1,473.99
       September ..................................     995.97   1,114.58   1,228.81   1,335.85   1,526.75
       October ....................................   1,050.71   1,130.20   1,207.01   1,377.94   1,549.38
       November ...................................   1,058.20   1,173.82   1,249.48   1,400.63   1,481.14
       December ...................................   1,111.92   1,211.92   1,248.29   1,418.30   1,468.36

   The following graph sets forth the historical performance of the S&P Index presented in the preceding table. Past movements of the S&P Index are not necessarily indicative of the future performance of the S&P Index.

                                   S&P 500
                             MONTHLY PERFORMANCE
                           JANUARY 2003 - MAY 2008

                                  [GRAPHIC]


           JAN-03              FEB-03   MAR-03   APR-03   MAY-03   JUN-03   JUL-03     AUG-03   SEP-03     OCT-03     NOV-03
           855.70              841.15   848.18   916.92   963.59   974.50   990.31   1,008.01   995.97   1,050.71   1,058.20

           JAN-03             DEC-03     JAN-04     FEB-04     MAR-04     APR-04     MAY-04     JUN-04     JUL-04
           855.70            1,111.92   1,131.13   1,144.94   1,126.21   1,107.30   1,120.68   1,140.84   1,101.72


           JAN-03              AUG-04     SEP-04     OCT-04     NOV-04     DEC-04     JAN-05     FEB-05     MAR-05
           855.70            1,104.24   1,114.58   1,130.20   1,173.82   1,211.92   1,181.27   1,203.60   1,180.59


           JAN-03             APR-05     MAY-05     JUN-05     JUL-05     AUG-05     SEP-05     OCT-05     NOV-05
           855.70            1,156.85   1,191.50   1,191.33   1,234.18   1,220.33   1,228.81   1,207.01   1,249.48


           JAN-03             DEC-05     JAN-06     FEB-06     MAR-06     APR-06     MAY-06     JUN-06     JUL-06
           855.70            1,248.29   1,280.08   1,280.66   1,294.83   1,310.61   1,270.09   1,270.20   1,276.66


           JAN-03             AUG-06     SEP-06     OCT-06     NOV-06     DEC-06     JAN-07     FEB-07     MAR-07
           855.70            1,303.82   1,335.85   1,377.94   1,400.63   1,418.30   1,438.24   1,406.82   1,420.86


           JAN-03             APR-07     MAY-07     JUN-07     JUL-07     AUG-07     SEP-07     OCT-07     NOV-07
           855.70            1,482.37   1,530.62   1,503.35   1,455.27   1,473.99   1,526.75   1,549.38   1,481.14


           JAN-03             DEC-07     JAN-08     FEB-08     MAR-08     APR-08    MAY-08
           855.70            1,468.36   1,378.55   1,330.63   1,322.70   1,385.59  1,400.38

LICENSE AGREEMENT WITH S&P

   We have entered into a non-exclusive license agreement with S&P, and, in exchange for a fee, have the non-exclusive right to use the S&P Index, which is owned and published by S&P, in connection with certain securities, including the notes.

   The notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P Index to track general stock market performance. S&P's only relationship with us is the licensing of certain trademarks and trade names of S&P and the S&P Index which is determined, composed and calculated by the S&P without regard to us or the notes. S&P has no obligation to take our needs or the needs of the holders of the notes into consideration in determining, composing or calculating the S&P Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

   S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY HARTFORD LIFE INSURANCE COMPANY, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

   "STANDARD & POOR'S(R)", "S&P(R)", "STANDARD & POOR'S 500" AND "S&P(R) 500" ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR OUR USE. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR'S. STANDARD & POOR'S MAKES NO REPRESENTATIONS REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

DISCONTINUATION OF THE S&P INDEX; ALTERATION OF METHOD OF CALCULATION

   If S&P discontinues publication of the S&P Index, or if the S&P Index is otherwise unavailable, and S&P or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued S&P Index (such comparable index being referred to herein as a "S&P successor index"), then the closing level for the S&P Index on any Basket Valuation Date or other relevant date on which the closing level for the S&P Index is to be determined will be determined by reference to the level of such S&P successor index at the close of trading on the NYSE, the American Stock Exchange, the NASDAQ Stock Market or the Relevant Exchange or market for the S&P successor index on each relevant Basket Valuation Date or other relevant date or dates as set forth in the applicable pricing supplement.

   Upon any selection by the Calculation Agent of an S&P successor index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

   If S&P discontinues publication of the S&P Index prior to, and such discontinuation is continuing on, a Basket Valuation Date or other relevant date as set forth in the applicable pricing supplement on which the closing level for the S&P Index is to be determined, and the Calculation Agent determines, in its sole discretion, that no S&P successor index is available at such time, or the Calculation Agent has previously selected a S&P successor index and publication of such S&P successor index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date or other relevant date, then the Calculation Agent will determine the closing level for the S&P Index for such date. The closing level for the S&P Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating the S&P Index or S&P successor index, as applicable, last in effect prior to such discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the S&P Index or S&P successor index, as applicable. If more than one Basket Valuation Date is specified in the applicable pricing supplement, then for each Basket Valuation Date scheduled to occur after the date of discontinuance, the Trading Days immediately preceding the date of discontinuance (in such number equal to the number of Basket Valuation Dates in excess of one) shall be the corresponding Basket Valuation Dates, unless otherwise specified in the applicable pricing supplement. Notwithstanding these alternative arrangements, discontinuation of the publication of the S&P Index may adversely affect the value of the notes.

   If at any time the method of calculating the S&P Index or a S&P successor index, or the level thereof, is changed in a material respect in the Calculation Agent's discretion, or if the S&P Index or a S&P successor index is in any other way modified so that the S&P Index or such S&P successor index does not, in the reasonable opinion of the Calculation Agent, fairly represent the level of the S&P Index or such S&P successor index had such changes or modifications not been made, then the Calculation Agent will, at the close of business in New York City on each date on which the closing level for the S&P Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P Index or such S&P successor index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the closing level for the S&P Index with reference to the S&P Index or such S&P successor index, as adjusted. Accordingly, if the method of calculating the S&P Index or a S&P successor index is modified so that the level of the S&P Index or such S&P successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P Index), then the Calculation Agent will adjust its calculation of the S&P Index or such S&P successor index in order to arrive at a level of the S&P Index or such S&P successor index as if there had been no such modification (e.g., as if such split had not occurred).

     ADDITIONAL MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by initial holders of the notes who purchase the notes at their issue price (i.e., the first price at which a substantial amount of the notes of a series are sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) and hold the notes as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not address all of the tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules under U.S. federal income tax laws, such as certain financial institutions, banks, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities, traders in securities, tax-exempt entities, certain former citizens or residents of the U.S., holders who hold the notes as part of a "straddle," "hedging," "conversion" or other integrated transaction, holders who mark their securities to market for U.S. federal income tax purposes or holders whose functional currency is not the U.S. dollar. In addition, this discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal estate, gift or alternative minimum tax considerations.

   This discussion is based on the Code, the Treasury Regulations promulgated thereunder and administrative and judicial pronouncements, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. The statements set forth in this discussion, to the extent they summarize matters of U.S. federal income tax law or state legal conclusions with respect thereto, represent the opinion of Debevoise & Plimpton LLP. This discussion does not describe the tax consequences of holding a note that does not provide for the repayment in all circumstances of 100% of principal or a note with a maturity of one year or less, and a general summary of any materially different federal income tax considerations relating to any such note will be included in the applicable pricing supplement.

   For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the U.S., (ii) a corporation created or organized in or under the laws of the U.S. or of any state of the U.S. or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date. The term "Non-U.S. Holder" means a beneficial owner of a note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes, and U.S. Holders and Non-U.S. Holders are referred to collectively as "holders."

   If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of such partnership and its partners will generally depend upon the status and activities of the partnership and its partners. A prospective purchaser of a note that is treated as a partnership for U.S. federal income tax purposes should consult its own tax adviser regarding the U.S. federal income tax considerations to it and its partners of the purchase, ownership and disposition of the notes.

   PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE U.S. FEDERAL INCOME AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. HOLDERS

   A note will be treated as "contingent payment debt instrument" for U.S. federal income tax purposes, with the consequences described below. Under the original issue discount ("OID") provisions of the Code and the Treasury Regulations, U.S. Holders will be required to accrue as interest income the OID on the notes as described below, regardless of their method of accounting, and thus may have to report income currently, regardless of when or if a corresponding amount of cash is received.

   We are required to determine a "comparable yield" for the notes. The "comparable yield" is the yield at which we could issue a fixed rate debt instrument with terms similar to those of the notes (including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes), but not less than the applicable federal rate announced by the IRS. Solely for purposes of determining the amount of interest income that holders will be required to accrue, we are also required to construct a "projected payment schedule" in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.

   We will provide the comparable yield for a particular offering of notes, and the related projected payment schedule, in the applicable pricing supplement.

   NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A REPRESENTATION BY US REGARDING THE ACTUAL AMOUNT, IF ANY, THAT WE WILL PAY ON THE NOTES.

   For U.S. federal income tax purposes, a U.S. Holder is required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of a note, unless such U.S. Holder timely discloses and justifies the use of other estimates to the Internal Revenue Service (the "IRS"). Regardless of a U.S. Holder's method of accounting, the U.S. Holder will be required to accrue as interest income OID on the notes at the comparable yield, adjusted as described immediately below.

   In addition to interest accrued based upon the comparable yield as described above, a U.S. Holder will be required to recognize interest income equal to the amount of any net positive adjustment (i.e., the excess of actual payments over projected payments) in respect of a note for a taxable year. A net negative adjustment (i.e., the excess of projected payments over actual payments) in respect of a note for a taxable year will first reduce the amount of interest in respect of the note that a U.S. Holder would otherwise be required to include in income in the taxable year; and any excess will give rise to an ordinary loss, but only to the extent that the amount of all previous interest inclusions under the note exceeds the total amount of net negative adjustments treated as ordinary loss on the note in prior taxable years.

   Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the note or to reduce the amount realized on a sale, exchange, retirement or other disposition of the note. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under
Section 67 of the Code.

   In general, a U.S. Holder of a note will have a tax basis in such note equal to the cost of such note to such U.S. Holder, increased by the amount includable in income as interest and reduced by any payments made on such note. Upon a sale, exchange, retirement or other disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other disposition and the U.S. Holder's tax basis in such note. A U.S. Holder generally must treat any gain as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss. Such losses are not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. A U.S. Holder that is an individual is entitled to preferential treatment for net long-term gains; however, the ability of a U.S. Holder to offset capital losses against ordinary income is limited.

   Special rules apply if any contingent payment on the note becomes fixed more than six months prior to its scheduled date of payment. For this purpose, a payment will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the Treasury Regulations. Generally, in this case a U.S. Holder would be required to make adjustments to account for the difference between the amount so treated as fixed and the projected payment in a reasonable manner over the remaining term of the note. A U.S. Holder's tax basis in the note and the character of any gain or loss on the sale of the note could also be affected. U.S. Holders should consult their own tax advisers concerning these special rules.

   PLEASE ALSO SEE THE DISCUSSION UNDER "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" "--NON-U.S. HOLDERS"; "--BACKUP WITHHOLDING AND INFORMATION REPORTING"; AND "--DISCLOSURE REQUIREMENTS FOR CERTAIN HOLDERS RECOGNIZING SIGNIFICANT LOSSES" STARTING AT PAGE 52 OF THE ACCOMPANYING PROSPECTUS.

                             PLAN OF DISTRIBUTION

   Under the heading "Plan of Distribution" in the accompanying prospectus is a discussion of the plan of distribution of the notes for sale by the purchasing agent specified in the pricing supplement, in accordance with the distribution agreement and the terms agreement to be entered into between us and the agents named therein.

                             ERISA CONSIDERATIONS

   Under the heading "ERISA Considerations" in the accompanying prospectus is a discussion of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and how it relates to the notes.

                    STATEMENT OF DIFFERENCES

The Japanese yen shall be expressed as......................   'Y'